Exhibit10.1

NOTE PURCHASE AGREEMENT

Dated as of February 24, 2011

i

EXHIBITS

Exhibit 1.1A	-	Form of First Tranche Note
Exhibit 1.1B	-	Form of Second Tranche Note
Exhibit 1.1C	-	Form of Advance Request
Exhibit 3.30	-	Form of Warrant

SCHEDULES

Schedule 2.1(c)(i)	-	Authorized Capital Stock
Schedule 2.1(c)(ii)	-	Preemptive or Other Rights
Schedule 2.1(c)(iii)	-	Contracts for Additional Shares
Schedule 2.1(c)(iv)	-	Registration and Anti-Dilution Rights
Schedule 2.1(g)	-	Subsidiaries
Schedule 2.1(h)	-	Material Adverse Effect
Schedule 2.1(i)	-	Undisclosed Liabilities
Schedule 2.1(k)	-	Indebtedness

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Schedule 2.1(m)	-	Litigation
Schedule 2.1(v)	-	Collective Bargaining and Employment Agreements
Schedule 2.1(x)	-	Certain Developments
Schedule 2.1(aa)	-	Equity and Convertible Debt Issuances
Schedule 2.1(bb)	-	Brokers
Schedule 3.11	-	Permitted Liens

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NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of February 24, 2011 (this “Agreement”), is by and between BLAST ENERGY SERVICES, INC., a Texas corporation (the “Company”), and XXXXXXXXX, a Delaware limited liability company (the “Investor”).

The parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF NOTE

Section 1.1 Purchase and Sale of Note.

(a) Upon the following terms and conditions, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, one or more senior secured promissory notes in an aggregate principal amount of up to $2,522,111.11.

(b) At the First Tranche Closing (as hereafter defined), upon satisfaction of the terms and conditions set forth in ARTICLE IV, the Company shall issue to the Investor a promissory note, substantially in the form of Exhibit 1.1A hereto (the “First Tranche Note”), in the aggregate principal amount of $2,111,111.11, and the Investor shall advance, as payment in full for the First Tranche Note, the sum of $2,111,111.11, less the amount of the original issue discount set forth below (the “First Tranche”) on the date of the First Tranche Closing.  The Investor is further permitted to deduct and retain from the advance made at the First Tranche Closing the fees and expenses of the Investor as permitted by Section 7.1 hereto. The issuance and sale of the First Tranche Note is referred to herein as the “First Tranche Closing”.  The First Tranche Note shall be issued on an original issue discount basis, reflecting an unconditional non-refundable original issue discount in the amount of $211,111.11 for the period commencing with the First Tranche Closing through the scheduled Maturity Date, as set forth in the First Tranche Note.

(c) At the Second Tranche Closing (as hereafter defined), upon satisfaction of the terms and conditions set forth in ARTICLE IV and this Section 1.1(c), the Company shall issue to the Investor a promissory note, substantially in the form of Exhibit 1.1B hereto (the “Second Tranche Note”; the First Tranche Note and the Second Tranche Note, collectively, the “Notes”), in the aggregate principal amount equal to the lesser of $411,000.00 and the amount the Company is obligated to pay pursuant to the Farmout Agreement (as defined in Section 3.7) in connection with the completion of and putting into production the Guijarral Hills Exploitation Project described in the Farmout Agreement (the “Well Project”), and the Investor shall advance, as payment in full for the Second Tranche Note such lesser amount, less an unconditional non-refundable original issued discount in an amount equal to 10% of the principal amount of the Second Tranche Note (the “Second Tranche”), provided that (i) the Investor shall have received a written request from the Company at least (5) Business Days (as defined in the Notes) prior to the requested date of such advance in the form of Exhibit 1.1C attached hereto (the "Form of Advance Request"); (ii) no Event of Default (as defined in the Notes) or event that with the passage of time or the giving of notice, or both, would become an Event of Default shall have occurred and be continuing; (iii) the Company shall have provided to the Investor evidence that the Company's interest in the Well Project purchased pursuant to the Farmout Agreement shall provide to the Company cash flow in an amount at least equal to the Second Tranche during period commencing on the date of the Second Tranche Closing and ending on the date that is 240 days thereafter; and (iv) the Company shall have satisfied such other conditions reasonably requested by the Investor.  The Investor shall use commercially reasonable efforts to advance the Second Tranche within three (3) Business Days of satisfaction of the conditions immediately set forth above. The Investor is permitted to deduct and retain from the advance made at the Second Tranche Closing the fees and expenses of the Investor as permitted by Section 7.1 hereto.  The issuance and sale of the Second Tranche Note is referred to herein as the “Second Tranche Closing”.  The First Tranche Closing and the Second Tranche Closing are sometimes referred to collectively herein as the “Closings”.

Section 1.2 Closings.

The First Tranche Closing under this Agreement shall take place immediately upon the execution of this Agreement by the parties hereto and the satisfaction of the conditions contained in Section 4.2 and Section 4.3 or on such other date as may be agreed upon in writing by the parties hereto (the “Closing Date”).  The First Tranche Closing shall take place at the offices of the Investor, 152 West 57th Street, 4th Floor, New York, NY 10:00 a.m., New York time, or at some other time and location as may be agreed upon by the parties hereto.  At the First Tranche Closing, the Investor shall advance the First Tranche by wire transfer of immediately available funds as directed in writing by the Company.  At the Second Tranche Closing, the Investor shall advance the Second Tranche by wire transfer of immediately available funds to an account designated by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor, as of the date hereof and the date of each Closing (as applicable) hereunder, as follows:

(a) Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company does not have any direct or indirect Subsidiaries (as defined in Section 2.1(g)) or own securities of any kind in any other entity except as set forth on Schedule 2.1(g) hereto.  The Company and each such Subsidiary is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects or financial condition of the Company and its Subsidiaries (taken together as a whole) and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement or any of the other Transaction Documents (as defined in Section 2.1(b)).

(b) Authorization; Enforcement.  The Company and the Subsidiaries (as applicable) have the requisite corporate or limited liability company power and authority to enter into and perform this Agreement, the Notes, the Security Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) by and among the Company, the Subsidiaries and the Investor, those certain leasehold and fee mortgages dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, collectively, the “Mortgages”) by and between the Company and the Investor, the Officer’s Certificate to be delivered by the Company, dated as of the Closing Date (the “Officer’s Certificate”), [the Patent Security Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Patent Security Agreement”) by and between the Company and the Investor,] a letter agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, collectively, the “Royalty Payment Agreement”) by and between the Company and the Investor pursuant to which the Company agrees to pay to the Investor 31% of the net cash flow earned by the Company from the Well Project, and the guaranty dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”; this Agreement, the Notes, the Security Agreement, the Mortgages, the Patent Security Agreement, the Royalty Payment Agreement and the Guaranty, collectively, the “Transaction Documents”) to be delivered by each of the Subsidiaries to the Investor, and to issue and sell the Notes in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or limited liability company action, and no further consent or authorization of the Company, its Board of Directors, manager, stockholders or any other third party is required.  When executed and delivered by the Company and the Subsidiaries, each of the Transaction Documents shall constitute a valid and binding obligation of the Company and the Subsidiaries enforceable against the Company and the Subsidiaries in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of the Closing Date is set forth on Schedule 2.1(c)(i) hereto.  All of the outstanding shares of the Common Stock and any other outstanding security of the Company have been duly and validly authorized.  Except as set forth on Schedule 2.1(c)(ii) hereto, no shares of Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Furthermore, except as set forth on Schedule 2.1(c)(iii) hereto, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.  Except as set forth on Schedule 2.1(c)(iv) hereto, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

(d) Issuance of Securities.  The Notes have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Notes shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind.

(e) No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries, the performance by the Company of its obligations under the Notes and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby, and the issuance of the Notes as contemplated hereby, do not and will not (i) violate or conflict with any provision of the Company’s Articles of Incorporation (the “Articles of Incorporation”) or Bylaws (the “Bylaws”), each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of the Company or its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws)).  Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Notes in accordance with the terms hereof (other than any filings, consents and approvals that may be required to be made by the Company under applicable state and federal securities laws, rules or regulations (which if required, shall be filed on a timely basis) and filings to perfect liens or security interests granted to the Investor pursuant to the Transaction Documents).  The business of the Company and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for such violations that would not reasonably be expected to have a Material Adverse Effect.

(f) Commission Documents, Financial Statements.  The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  Each Commission Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Commission Documents did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) Subsidiaries.  Schedule 2.1(g) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership of the outstanding stock or other interests of such Subsidiary.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least 50% of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.  Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 2.1(g) hereto.  Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.  Each subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdictions set forth on Schedule 2.1(g) and has the requisite corporate or other power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(h) No Material Adverse Change.  Except as set forth on Schedule 2.1(h) hereto, since September 30, 2010, the Company has not experienced or suffered any Material Adverse Effect.

(i) No Undisclosed Liabilities.  Except as set forth on Schedule 2.1(i) hereto, since September 30, 2010, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its Subsidiaries respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(j) No Undisclosed Events or Circumstances.  Since September 30, 2010, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(k) Indebtedness.  Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements (including, without limitation, interest rate and commodity hedging agreements), or other financial products, (c) all capital lease obligations, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $50,000 in the aggregate in any fiscal year, (f) all synthetic leases, (g) all obligations with respect to redeemable stock and redemption or repurchase obligations under any capital stock or other equity securities issued by such Person, (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account, (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefore as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefore or such Person has no liability therefore as a matter of law, (j) trade debt and other account payables which remain unpaid more than sixty (60) days past the invoice date, and (k) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person; provided, however, Indebtedness shall not include (I) usual and customary trade debt and other accounts payable incurred in the ordinary course of business less than sixty (60) days past the invoice date and (II) endorsements for collection or deposit in the ordinary course of business.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.  “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, governmental entity or any other entity of any kind or nature whatsoever.

(l) Title to Assets.  Each of the Company and the Subsidiaries has good and valid title to all of its real and personal property reflected in the Commission Documents, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated on Schedule 3.11 hereto.  Any leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.  Pursuant to, and upon execution and delivery of, the Security Agreement [and the Patent Security Agreement], the Company and its Subsidiaries shall have granted to the Investor a perfected, first priority security interest in substantially all of the assets of the Company and the Subsidiaries.

(m) Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  Except as set forth on Schedule 2.1(m) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n) Compliance with Law.  The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o) Taxes.  The Company and each of the Subsidiaries has accurately prepared and filed (or validly extended) all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable.  None of the federal income tax returns of the Company or any Subsidiary have been audited by the Internal Revenue Service.  The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(p) Disclosure.  To the Company’s knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Investor by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement, taken together as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(q) Environmental Compliance.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have obtained all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws.  “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company has all necessary governmental approvals required under all Environmental Laws as necessary for the Company’s business or the business of any of its Subsidiaries.  The Company and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.  Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(r) Books and Records; Internal Accounting Controls.  The records and documents of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and its Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(s) Material Agreements.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission or any other material contract, material instrument, material agreement, material commitment, material obligation, material plan or material arrangement to which the Company or any Subsidiary is a party or by which the Company’s or any Subsidiary’s properties or assets are bound (the “Material Agreements”).  Neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement, which has not been waived or cured.  Neither the Company nor any of its Subsidiaries is currently in default under any Material Agreement now in effect.

(t) Transactions with Affiliates.  There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(u) Securities Act of 1933.  The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Notes hereunder.  Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Notes or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Notes under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Notes.  The Company is not, and has not been for a period of more than 12 months prior to the date of the issuance of any Notes, an issuer identified in Rule 144(i)(l) under the Securities Act.   Neither the Company, nor any of its directors, officers or controlling persons, has taken or will, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated hereunder.

(v) Employees.  Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth on Schedule 2.1(v) hereto.  Except as set forth on Schedule 2.1(v) hereto, neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed in the Commission Documents that is not so disclosed.  No officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

(w) Intellectual Property.  The Company and each of the Subsidiaries owns, or possesses the rights to use, all patents (and any patentable improvements thereof), trademarks, service marks, trade names, domain names, copyrights and websites (or copyrightable derivative works thereof), and intellectual property rights relating thereto (to any of the foregoing list, whether or not registered), licenses and authorizations which are necessary for the conduct of its business as now conducted without infringement or any conflict with the rights of others.

(x) Absence of Certain Developments.  Except as set forth on Schedule 2.1(x) hereto, since September 30, 2010, neither the Company nor any Subsidiary has:

(i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(ii) borrowed any amount in excess of $50,000 or incurred or become subject to any other liabilities in excess of $50,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Company and its Subsidiaries;

(iii) discharged or satisfied any lien or encumbrance in excess of $50,000 or paid any obligation or liability (absolute or contingent) in excess of $50,000, other than current liabilities paid in the ordinary course of business;

(iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $25,000 individually or $50,000 in the aggregate;

(v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $50,000, except in the ordinary course of business;

(vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $50,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or pursuant to nondisclosure agreements;

(vii) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix) made capital expenditures or commitments therefor that aggregate in excess of $50,000;

(x) entered into any material transaction, whether or not in the ordinary course of business;

(xi) made charitable contributions or pledges in excess of $5,000;

(xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(xiv) entered into an agreement, written or otherwise, to take any of the foregoing actions.

(y) Public Utility Holding Company Act and Investment Company Act Status.  The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  The Company is not, and as a result of and immediately upon either Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(z) ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries.  The execution and delivery of this Agreement and the issuance and sale of the Notes will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended.  As used in this Section 2.1(z), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(aa) No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Notes pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Notes pursuant to Regulation D and Rule 506 thereof under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Notes to be integrated with other offerings.  The Company does not have any registration statement pending before the Commission or currently under the Commission’s review and, except as set forth on Schedule 2.1(aa), since September 30, 2010 the Company has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

(bb) Broker’s Fees.  Except to the extent set forth on Schedule 2.1(bb) hereto, neither the Company nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Transaction Documents.

(cc) Foreign Asset Control Regulations, etc.  Neither the purchase of the Notes by the Investor nor any use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  None of the Company or the Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and the Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.  No proceeds of the purchase of the Notes by the Investor will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company or the Subsidiaries.

Section 2.2 Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company as of the date hereof and as of the date of each Closing that the Investor is purchasing the Notes solely for its own account and not with a view to or for sale in connection with distribution.  The Investor does not have a present intention to sell any of the Notes, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Notes to or through any Person; provided, however, that by making the representations herein, the Investor does not agree to hold the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with Federal and state securities laws applicable to such disposition. The Investor further represents and warrants to the Company as of the date hereof and as of the date of each Closing that (i) the Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the proposed investment in the Notes; (ii) the Investor understands that the Notes may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration, the Investor may be required to hold such securities indefinitely; and (iii) the Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

ARTICLE III

COVENANTS

The Company covenants with the Investor as follows, which covenants are for the benefit of the Investor and its assignees.  Unless otherwise set forth in the covenants in this ARTICLE III, such covenants shall survive each of the Closings hereunder until the Notes are paid in full and the Investor has no obligation (contingent or otherwise) to advance funds hereunder.

Section 3.1 Securities Compliance.

The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Notes to the Investor or subsequent holders.

Section 3.2 Registration and Listing.

The Company shall cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act.  The Company will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board, the New York Stock Exchange, the NYSE Alternext Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, or the Nasdaq Global Select Market.  Upon the request of the Investor, the Company shall deliver to the Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.3 Compliance with Laws.

The Company shall comply in all material respects, and cause each Subsidiary to comply in all material respects, with all applicable laws, rules, regulations and orders of any governmental authority, including without limitation, all securities law, rules and regulations and timely make all filings required by any such laws, rules and regulations..

Section 3.4 Keeping of Records and Books of Account.

The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.  Upon request of Investor, the Company shall furnish to Investor any and all books and records or any other information reasonably requested by Investor relating to the financial condition to the Company, the technology of the Company or otherwise.

Section 3.5 Reporting Requirements.

The Company shall furnish the following to the Investor so long as the Investor shall be obligated hereunder to purchase the Notes or shall beneficially own Securities:

(a) Quarterly Reports filed with the Commission on Form 10-Q as soon as practical after the document is or would have been required to be filed with the Commission;

(b) Annual Reports filed with the Commission on Form 10-K as soon as practical after the document is or would have been required to be filed with the Commission;

(c) Current Reports filed with the Commission on Form 8-K as soon as practical after the document is or would have been required to be filed with the Commission;

(d) Copies of any other filings filed or required to be filed with the Commission as soon as practical after the document is or would have been required to be filed with the Commission;

(e) Copies of all notices, information and proxy statements in connection with any meetings that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock; and

(f) Within five (5) Business Days of Investor’s request, copies of any other reports, information or filings reasonably requested by the Investor from time to time.

Section 3.6 Other Agreements.

The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company under any Transaction Document.

Section 3.7 Use of Proceeds.

The proceeds from the sale of the Notes hereunder shall be used by the Company (i) to repay indebtedness to Sun Resources Texas, Inc. (“Sun Resources”) in the principal amount of $260,000.00, together with all interest accrued thereon; (ii) to purchase from Solimar Energy LLC (“Solimar”) and Neon Energy Corporation (“Neon”) a fifty percent interest in that certain lease identified in that certain Guijarral Hills Farmout Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Farmout Agreement”) among the Company, Solimar and Neon for a purchase price not to exceed $1,400,000.00; and (iii) to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  In no event shall the proceeds be used to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock or to settle any outstanding litigation.

Section 3.8 Reporting Status.

The Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  The Company shall promptly disclose on Form 8-K the occurrence of any Material Adverse Effect or any event that could reasonably be expected to cause a Material Adverse Effect.

Section 3.9 Amendments.

The Company shall not amend or waive any provision of its Articles of Incorporation or Bylaws in any way that would adversely affect exercise or other rights of the holder of the Notes.

Section 3.10 Distributions.

The Company agrees that it shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or make any distributions (by reduction of capital or otherwise) to any holder(s) of Common Stock or other equity security of the Company or any Subsidiary (or security convertible into or exercisable for Common Stock) or set aside or otherwise deposit or invest any sums for such purpose, or (ii) redeem, retire, defease, purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company or any Subsidiary or set aside or otherwise deposit or invest any sums for such purpose.

Section 3.11 Prohibition on Liens.

The Company shall not, and shall not permit its Subsidiaries to, enter into, create, incur, assume, suffer or permit to exist any lien, security interest, mortgage, pledge, charge, claim or other encumbrance of any kind (collectively, “Liens”) on or with respect to any of its assets, now owned or hereafter acquired or any interest therein or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect any financing statement or other similar notice of any Lien with respect to such assets, other than Permitted Encumbrances.  “Permitted Encumbrances” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) the Liens set forth in Schedule 3.11 hereto in effect on the date hereof; and (d) the Liens of Investor set forth in the Transactions Documents.

Section 3.12 Prohibition on Indebtedness.

The Company shall not, and shall not permit any Subsidiary to, enter into, create, incur, assume, suffer, become or be liable for in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly), any Indebtedness, performance, obligations or dividends of any other Person, other than (i) Indebtedness existing on the date hereof and disclosed in Schedule 2.1(k) to this Agreement, (ii) Indebtedness in favor of the Investor and (iii) Indebtedness that is subordinate to the obligations of the Company to the Investor under the Notes and the other Transactions Documents pursuant to a subordination agreement in form and substance reasonably acceptable to the Investor.

Section 3.13 Compliance with Transaction Documents.

The Company shall, and shall cause its Subsidiaries to, comply with their respective obligations under the Notes and the other Transaction Documents.

Section 3.14 Transactions with Affiliates.

The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, (i) purchase, acquire or lease any property from, or sell, transfer or lease any property to any officer, director, agent, employee or any Affiliate of the Company or any Subsidiary, or (ii) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, director, agent, employee, or other Affiliate of Company or any Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, agent or such employee or, to the knowledge of the Company, any entity in which any officer, director, agent or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of the Company as fair and reasonable in all respects to the Company or the applicable Subsidiary and upon terms no less favorable to the Company or such Subsidiary that the Company or such Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person, and (ii) reimbursement for expenses incurred on behalf of the Company in the ordinary course of and pursuant to the reasonable requirements of the business or any Subsidiary.

Section 3.15 No Merger or Sale of Assets; No Formation of Subsidiaries.

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) merge into or with or consolidate with any other Person (other than into the Company or a Subsidiary of the Company) or permit any other Person (other than the Company or a Subsidiary of the Company) to merge into or with or consolidate with it, provided that if any such consolidation or merger involves the Company, then the Company must be the survivor of such consolidation or merger; (ii) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any or all of its assets (other than inventory in the ordinary course of business); (iii) in any way or manner alter its organizational structure or effect a change of entity (except as expressly permitted in this Agreement); (iv) form or create any subsidiary or become a partner in any partnership or joint venture, or make any acquisition of any interest in any Person or acquire substantially all of the assets of any Person, other than pursuant to the Farmout Agreement; (v) wind up, liquidate or, subject to the proviso in Section 3.17 below, dissolve or (vi) agree to do any of the foregoing.

Section 3.16 Payment of Taxes, Etc.

The Company shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and the Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

Section 3.17 Corporate Existence.

The Company shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business; provided, however, that the Company may dissolve or cause one or more of its Subsidiaries to merge or consolidate with the Company or any of its other Subsidiaries, provided that if any such consolidation or merger involves the Company, then the Company must be the survivor of such consolidation or merger.

Section 3.18 Maintenance of Assets.

The Company shall, and shall cause its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

Section 3.19 No Investments.

The Company shall not, and shall not permit any Subsidiary to, make or suffer to exist any Investments or commitments therefor, other than Investments made in the ordinary course of business and investments existing on the Closing Date by the Company in the Subsidiaries.  “Investment” means, with respect to any Person, (i) all investments (by capital contribution or otherwise) in any other Person, (ii) any extension of credit, loan or advance, or (iii) any purchase or repurchase of stock or other ownership interest, Indebtedness or all or a substantial part of the assets or property of any Person, bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

Section 3.20 Acquisition of Assets.

In the event the Company or any Subsidiary acquires any assets or other properties, without limiting or impairing the limitations set forth in Section 3.19 above, such assets or properties shall constitute a part of the Collateral (as defined in the Security Agreement) and the Company shall take all action necessary to perfect the Investor’s security interest in such assets or properties.

Section 3.21 Notices of Certain Events.

The Company shall promptly notify the Investor of any event or events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.22 Inspection.

The Company, upon reasonable notice, shall permit Investor and its duly authorized representatives or agents to visit any of the Company’s properties and inspect any of its assets or books and records, to examine and make copies of its books and records and to discuss its affairs, finances, technology and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Investor may designate.

Section 3.23 Material Contracts.

The Company shall, and shall cause each of its Subsidiaries to, comply with and perform all obligations required to be performed by them to date under any Material Agreement.  The Company shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify the Farmout Agreement, that certain Compromise Settlement and Release Agreement dated as of September 17, 2008 among the Company, Eagle Domestic Drilling Operations LLC and Quicksilver Resources, Inc. or the Sugar Valley Agreement (as defined in Section 4.3(s)).

Section 3.24 Insurance.

The Company shall, and will cause each Subsidiary to:

(a) have (i) all insurance policies sufficient for the compliance by each of them with all material governmental requirements and all Material Agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company and the Subsidiaries.  The Company shall deliver (or cause to be delivered) copies of all such policies to the Investor with an endorsement naming the Investor as a lender loss payee (under a satisfactory the Investor’s lender loss payable endorsement) or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Investor in the event of cancellation of the policy for any reason whatsoever; and

(b) give to the Investor prompt notice of any loss of the Company or any Subsidiary exceeding $25,000 covered by such insurance.  So long as no Event of Default (as defined in the Notes) has occurred and is continuing, the Company or such Subsidiary shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $25,000.  Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $25,000, the Investor shall have the right to adjust any losses payable under any such insurance policies, without any liability to the Company and the Subsidiaries whatsoever in respect of such adjustments except for the liability of the Investor for its gross negligence or willful misconduct.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Investor to be applied at the option of the Investor either to the prepayment (or held as cash collateral for) of the amounts outstanding under the Notes or to be disbursed to Company or such Subsidiary under staged payment terms satisfactory to the Investor for application to the cost of repairs, replacements, or restorations; provided, however, that, with respect to any such monies in an aggregate amount during any 12 consecutive month period not in excess of $50,000, so long as (i) no Event of Default shall have occurred and be continuing, (ii) the Company or the Subsidiary shall have given the Investor prior written notice of the Company’s or such Subsidiary’s intention to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation, (iii) the monies are held in a cash collateral account in which the Investor has a perfected first-priority security interest, and (iv) the Company or the Subsidiaries complete such repairs, replacements, or restoration within 180 days after the initial receipt of such monies, the Company and the Subsidiaries shall have the option to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation unless and to the extent that such applicable period shall have expired without such repairs, replacements, or restoration being made, in which case, any amounts remaining in the cash collateral account shall be paid to the Investor and applied (or held as collateral) as set forth above.

Section 3.25 Production Report and Lease Operating Statements.

Within 40 days after the end of each production month (unless for gas, then within 60 days after the end of each production month), (i) a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Company’s and each Subsidiary’s Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, and internet access to the Company, real time reports of sales of production, and (ii) a statement from the “first purchaser” setting forth the volumes of hydrocarbons sold, the price received and Company’s or the Subsidiaries’ share of the proceeds.

Section 3.26 Operation and Maintenance of Properties.

The Company, at its own expense, shall, and shall cause each Subsidiary to:

(a) operate its Oil and Gas Properties and other material properties or, in the case of non-operated properties, use its reasonable best efforts to, cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner, as would an ordinarily prudent operator under the same or similar circumstances, in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all governmental requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other governmental authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom and the plugging of wells and such other obligations as contemplated by any of the Transaction Documents, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including, without limitation, all equipment, machinery and facilities;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases of whatever type or kind or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material properties; and

(e) to the extent none of the Company or the Subsidiaries is the operator of any property, the Company shall use reasonable efforts to cause the operator to comply with this Section 3.26.

Section 3.27 Title Information.

Upon request of the Investor (at its sole discretion), the Company will deliver or caused to be delivered title information in form and substance acceptable to the Investor covering Oil and Gas Properties, now owned or hereafter acquired.

Section 3.28 Gas Imbalances, Take-or-Pay or Other Prepayments.

The Company shall not, and shall not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Company or any Subsidiary that would require the Company or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one half billion cubic feet of gas in the aggregate.

Section 3.29 Right of First Offer; Right of First Refusal.

(a) If the Company or any Subsidiary shall desire to raise new capital by the issuance of any Indebtedness or equity interests (i) during the period commencing on the date of this Agreement and ending on the date that is one year after the last maturity date of any of the Notes or (ii) for so long as the Company is paying royalties to the Investor pursuant to the Royalty Payment Agreement (as defined in Section 2.1(b) hereof), then the Company or such Subsidiary shall notify the Investor thereof in writing (an “Offer Notice”) and the Investor shall, not later than five (5) Business Days after its receipt of such Offer Notice, present to the Company or such Subsidiary in writing the terms and conditions pursuant to which the Investor will purchase such Indebtedness or equity interests (the “Offer Proposal”).  If the Company or such Subsidiary and the Investor are not able to agree on the terms of the issuance of such Indebtedness or equity interests within five (5) Business Days after the delivery of such Offer Proposal, the Company or such Subsidiary shall be permitted to negotiate with unaffiliated third parties for the issuance of such Indebtedness or equity securities.  If the Company or such Subsidiary and the Investor are able to agree on the terms of the issuance of such Indebtedness or equity interests, then the Company or such Subsidiary and the Investor shall consummate such transaction within twenty (20) Business Days thereafter.

(b) If the Company or such Subsidiary has complied with the requirements set forth in Section 3.29(a), in the event that the Company or such Subsidiary and the Investor do not agree on the terms of the issuance of such Indebtedness or equity interests or the Investor elects  not to make an Offer Proposal within the time period set forth in Section 3.29(a), the Company or such Subsidiary may, for a period ninety (90) days (the “Offer Period”), attempt to identify an unaffiliated third party to provide such new capital to the Company or such Subsidiary (a “Third Party Investor”); provided, however, that the terms and conditions offered to any Third Party Investor shall be no more favorable to the Third Party Investor than the terms set forth in the Offer Proposal.  In the event that the Company or such Subsidiary identify a Third Party Investor during the Offer Period, the Company or such Subsidiary shall give to the Investor a written notice of the Company’s or such Subsidiary’s intention to enter into a transaction with a Third Party Investor (a “Notice of Intent”) stating the terms and conditions of such transaction (which terms shall comply with the proviso of the immediately preceding sentence); provided, that if the Company provides evidence reasonably satisfactory to the Investor that such Third Party Investor is not an affiliate of the Company or any of the Company’s Subsidiaries, then the Company shall not be required to provide to the Investor the name of such Third Party Investor.  The Company or such Subsidiary shall attach to the Notice of Intent a duplicate original of the offer from the Third Party Investor, and the Notice of Intent shall include evidence demonstrating the Third Party Investor’s capability to consummate such transaction and the nature of the offer.  The Investor shall then have the option to purchase, at the price and on the terms set forth in the Notice of Intent, the Indebtedness or equity interests offered thereby.  The Investor may accept such offer by delivering written notice to the Company or such Subsidiary not later than five (5) Business Days after the Investor’s receipt of the Notice of Intent.  If the Investor does not elect to accept such offer within the time period set forth herein, the Company or such Subsidiary may consummate the transaction with the Third Party Investor, upon terms, including price, which are no more favorable to the Third Party Investor than those specified in the Notice of Intent.  The closing of any purchase of Indebtedness or equity interests by a Third Party Investor must take place within twenty (20) Business Days of the expiration of the Investor’s option to accept such offer under this Section 3.29(b) and, if the closing relates in whole or in part to the purchase of Indebtedness that will not be subordinate to the obligations of the Company to the Investor under the Notes and the other Transaction Documents pursuant to a subordination agreement in form and substance acceptable to the Investor, the proceeds of thereof are sufficient to pay in full the obligations of the Company to the Investor under the Notes.

Section 3.30 Warrant.

If the Well Project fails to achieve an initial production average of at least 350 barrels of oil equivalent per day for the period commencing on the first day on which the Well Project is at full production (it being understood that full production shall be measured as the highest production the Well Project achieves within the first 60 days following the date the Well Project begins producing) and ending on the 30th day thereafter, the Company shall issue to the Investor a common stock purchase warrant, in substantially the form attached hereto as Exhibit 3.30, to purchase 12,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), as shall be appropriately adjusted for any stock split, stock dividend or similar transaction, at the exercise price and upon the terms and conditions set forth therein.  The Investor agrees not to buy, sell, sell short (each a “Stock Transaction”) or advise any person to make any Stock Transaction in the Company’s common stock in the open market during the period beginning ten (10) Trading Days (as defined in the Warrants) prior to the pricing of the Warrants and ending on the date such Warrants are priced (as described therein).

Section 3.31 Liquidity.

The Company shall maintain at all time not less than the lesser of (i) $100,000 and (ii) $100,000 minus Additional Expenses (as defined below) approved by the Investor and paid to the Company (the lesser of in amounts in clauses (i) and (ii), the “Minimum Balance”) on deposit in an account with respect to which the Investor has a first priority perfected security interest (the “Liquidity Account”).  On the first Business Day of each month, if after the payment of all amount due under the Notes on such first Business Day the amount on deposit in the Liquidity Account exceeds the Minimum Deposit, then the Investor shall cause to be paid to the Company from the Liquidity Account such excess.  For purposes of this Agreement, “Additional Expenses” shall mean an amount, not to exceed $80,000 in one or more draws in the aggregate, requested by the Company in writing (such writing to include satisfactory evidence to the Investor of the Company’s need for such amount and such other information as the Investor may reasonably request) for the payment of the Company’s obligations under the Farmout Agreement.  If the Investor approves any Additional Expenses, then the Investor shall cause to be paid to the Company from the Liquidity Account the amount of such approved Additional Expenses.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions Precedent to the Obligation of the Company to Close and to Sell the Notes at Each Closing.

The obligation hereunder of the Company to close and issue and sell the Notes to the Investor at each Closing is subject to the satisfaction or waiver, at or before such Closing of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(b) Delivery of Note Amount.  The Investor shall have advanced the funds as payment for the purchase price of the applicable Notes on the date of such Closing.

(c) Delivery of Transaction Documents.  The Transaction Documents to which the Investor is a party shall have been duly executed and delivered by the Investor to the Company.

Section 4.2 Conditions Precedent to the Obligation of the Investor to Close at Each Closing.

The obligation hereunder of the Investor to purchase the Notes and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before each Closing, of each of the conditions set forth below.  These conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion.

(a) Accuracy of Representations and Warranties.  Each of the representations and warranties of the Company and the Subsidiaries in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the date of the Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(b) Event of Default.  No Event of Default (as defined in the Notes) shall have occurred and be continuing.

(c) Performance.  The Company and each Subsidiary shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by the Company and each Subsidiary at or prior to the date of the applicable Closing.

(d) No Suspension, Etc.  At any time prior to the First Tranche Closing and the Second Tranche Closing, as applicable, trading in the Common Stock shall not have been suspended by the Commission or OTC Bulletin Board Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the OTC Bulletin Board Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Investor, makes it impracticable or inadvisable to purchase the Notes.

(e) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f) No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(g) Notes.  The Company shall have delivered to the Investor the applicable Note.

(h) Material Adverse Effect.  No Material Adverse Effect shall have occurred since September 30, 2010.

(i) Payment of Investor’s Expenses.  The Company shall have paid the fees and expenses described in Section 7.1 of this Agreement.

Section 4.3 Conditions Precedent to the Obligation of the Investor to Close at the First Tranche Closing.

In addition to the conditions set forth in Section 4.2, the obligation hereunder of the Investor to purchase the First Tranche Note and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the First Tranche Closing, of each of the conditions set forth below.  These conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion

(a) Opinion of Counsel.  The Investor shall have received an opinion of counsel to the Company, dated the date of the Closing, reasonably acceptable to counsel to the Investor.

(b) Notes and Transaction Documents.  The Company shall have delivered to the Investor the First Tranche Note, and the Company and the Subsidiaries shall have duly executed and delivered the other Transaction Documents to the Investor, and the Investor shall have received such title information as the Investor may require, satisfactory to the Investor, setting forth the status of title to the Company’s interest in any Oil and Gas Property owned by Company or any Subsidiary which is subject to the Liens existing or to exist under the terms of the Security Agreement or the Mortgages.  For the purposes of this Agreement, “Oil and Gas Properties” means (a) all rights, titles, interests and estates now or hereafter acquired directly or indirectly through ownership in other entities or otherwise in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature (the “Hydrocarbon Interests”); (b) any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights (the “Properties”) now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of oil, gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom (“Hydrocarbons”) from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all oil wells, gas wells, injection wells, disposal wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

(c) Deposit Account Control Agreement.  The Investor shall have received Deposit Account Control Agreements for each deposit account of the Company and the Subsidiaries, which shall be in form and substance satisfactory to the Investor in its sole discretion.

(d) Good Standing Certificates, etc.  The Investor shall have received certificates of the appropriate governmental agencies with respect to the existence, qualification and good standing of the Company and the Subsidiaries.

(e) Secretary’s Certificate.  The Company and the Subsidiaries shall have delivered to the Investor secretary’s certificates, dated as of the Closing, as to (i) the resolutions approving the transactions contemplated hereby and by the Transaction Documents, (ii) the respective organizational documents of the Company and the Subsidiaries, each as in effect at the Closing, and (iii) the authority and incumbency of the officers of the Company and the Subsidiaries executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(f) Officer’s Certificate.  On the date of the Closing, the Company shall have delivered to the Investor a certificate signed by an executive officer on behalf of the Company, dated as of the date of the Closing, confirming the accuracy of the Company’s representations, warranties and covenants as of such date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the date of such Closing.

(g) Material Adverse Effect.  No Material Adverse Effect shall have occurred since September 30, 2010.

(h) Due Diligence.  The Company shall have permitted Investor to make such inspections as the Investor deems reasonably appropriate and the Investor is satisfied, in its reasonable discretion, with the results thereof.  Such audits and inspections by the Investor shall not affect any of the representations and warranties made by the Company in this Agreement and shall not, under any circumstances constitute a waiver of the Investor’s indemnification rights under ARTICLE VI hereof, or otherwise relieve the Company of any liability thereunder.

(i) Payment of Investor’s Expenses.  The Company shall have paid the fees and expenses described in Section 7.1 of this Agreement.

(j) UCC Financing Statements; Mortgages.  On or prior to the date of the Closing, the Company and the Subsidiaries shall have filed (or authorized the filing of) all UCC and similar financing statements and all Mortgages, each in form and substance satisfactory to the Investor, at the appropriate offices to create a valid and perfected first priority security interest in the Collateral (as defined in the Security Agreement).

(k) Consents.  The Company shall have obtained all consents, approvals, or waivers from all governmental authorities, third parties and Company security holders necessary (i) for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and (ii) to not trigger any preemptive rights, rights of first refusal, put or call rights or obligations, anti-dilution rights or similar rights that any holder of the Company’s securities may have with respect to the execution, delivery and performance of this Agreement and each of the Transaction Documents and all transactions contemplated hereby and thereby, all without material cost or other adverse consequences to the Company.

(l) Payoff Letter.  A letter, in form and substance satisfactory to the Investor, from Sun Resources setting forth the amount necessary to repay in full all of the obligations of the Company owing to Sun Resources and obtain a release of all of the Liens existing in favor of Sun Resources in and to the properties and assets of the Company, together with termination statements and other documentation evidencing the termination by Sun Resources of its Liens in and to the properties and assets of the Company.

(m) Farmout Agreement.  The Investor shall have received a copy of the Farmout Agreement executed by the Company, Solimar and Neon, which shall be (i) in form and substance satisfactory to the Investor, and shall provide, among other things, that payments thereunder to be made to the Company shall be paid to an account designated by the Investor and (ii) certified by an executive officer of the Company as being in full force and effect.

(n) Insurance.  The Investor shall have received a certificate of insurance coverage for Company and the Subsidiaries (or other evidence of insurance coverage acceptable to the Investor) showing that Company and the Subsidiaries are carrying insurance in accordance with Section 3.24 hereof.

(o) Operating Agreements.  The Investor shall have received copies of the operating agreements for the Oil and Gas Properties which are part of the Collateral (as defined in the Security Agreement) and, with respect to each operating agreement, the operator party thereto shall agree to pay to an account designated by the Investor all amounts due to the Company or any Subsidiary under such operating agreement.

(p) Environmental Condition.  The Investor shall have received all reports and notices concerning the environmental condition of the Oil and Gas Properties available to Company and shall be satisfied with the environmental condition thereof.

(q) Subordination Agreement.  The Investor shall have received a subordination agreement dated as of the Closing Date among the Investor, the Company and Berg McAfee Companies, LLC (“Berg McAfee”), in form and substance satisfactory to the Investor, pursuant to which all Indebtedness of the Company owing Berg McAfee and Berg McAfee’s security interest in any assets of the Company shall be subordinated to the Notes and the Investor’s security interest in such assets.

(r) Preferred Shares.  The Company shall have issued to the Investor one share of the Company’s Series B Preferred Stock pursuant to that certain Stock Purchase Agreement, dated as of the date hereof, between the Company and the Investor, such Series B Preferred Stock and such Stock Purchase Agreement to be in form and substance satisfactory to Investor.

(s) Sun Resources Agreement.  The Investor shall have received an amendment to the Agreement to Purchase Sugar Valley Interest, dated September 9, 2010, as so amended and as otherwise amended to the date hereof (the “Sugar Valley Agreement”), between the Company and Sun Resources, such amendment to be in form and substance satisfactory to the Investor.

ARTICLE V

CERTIFICATE LEGEND

Section 5.1 Legend.

Each certificate representing the Notes and the Warrants shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS BLAST ENERGY SERVICES, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

ARTICLE VI

INDEMNIFICATION

Section 6.1 General Indemnity.

The Company agrees to indemnify and hold harmless the Investor (and its directors, officers, members, partners, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Investor as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

Section 6.2 Indemnification Procedure.

Any party entitled to indemnification under this ARTICLE VI (an “indemnified party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this ARTICLE VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim.  The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this ARTICLE VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.  The indemnification obligations to defend the indemnified party required by this ARTICLE VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Fees and Expenses.

The Company shall pay the costs, fees and expenses of the Investor incurred in connection with the transactions contemplated by the Transaction Documents, including reasonable diligence and legal fees and expenses and the costs, fees and expenses associated with title information, recordation or perfection of the Collateral (as defined in the Security Agreement).  The Investor confirms and acknowledges that prior to the date of this Agreement the Company has paid to the Investor $[40,000] to be applied to such legal fees and expenses.  In addition, the Company shall pay all reasonable fees and expenses incurred by the Investor in connection with the administration and enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses.

Section 7.2 Specific Performance; Consent to Jurisdiction; Venue.

(a) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Company and the Investor consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

Section 7.3 Entire Agreement; Amendment.

This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company nor the Investor make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the Investor.  Any amendment or waiver effected in accordance with this Section 7.3 shall be binding upon the Investor (and its assigns) and the Company.

Section 7.4 Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:	Blast Energy Services, Inc. 14550 Torrey Chase Blvd. Suite 330 Houston, TX 77014 Tel: (281) 453-2885 Fax: (281) 453-2899 Attention: Andrew Wilson

with copies to:	The Loev Law Firm, PC 6300 West Loop South; Suite 280 Bellaire, Texas 77401 Tel: (713) 524-4110 Fax: (713) 524-4122 Attention: David M. Loev

If to the Investor:	XXXXXXXXX

with copies to:	XXXXXXXXX

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

Section 7.5 Waivers.

No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.6 Headings.

The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.7 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.  The Investor may assign the Notes and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company, provided such assignment is not required to be registered under the Securities Act or under applicable state securities laws.  Neither the Company nor any Subsidiary may assign its rights and obligations under any Transaction Document without the prior written consent of the Investor, which consent may be withheld by the Investor in its sole discretion.

Section 7.8 No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 7.10 Survival.

The representations, and warranties of the Company and the Investor shall survive the execution and delivery hereof and the Closing; the agreements and covenants set forth in ARTICLE I, ARTICLE III, ARTICLE V, ARTICLE VI and ARTICLE VII of this Agreement shall survive the execution and delivery hereof and Closing hereunder.

Section 7.11 Publicity.

The Company agrees that it will not disclose, and will not include in any public announcement, the names of the Investor without the consent of the Investor, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation and then only to the extent of such requirement.

Section 7.12 Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

Section 7.13 Severability.

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.14 Further Assurances.

From and after the date of this Agreement, upon the request of the Investor, the Company shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Note and Warrant Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

BLAST ENERGY SERVICE INC.

By:	/s/ Michael L. Peterson
Name: Michael L. Peterson
Title: Chief Executive Officer and President

XXXXXXXXX

By:	/s/ XXXXXXXXX
Name: XXXXXXXXX
Authorized Signatory

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